Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Reports Fourth Quarter Results
Provides 2014 EPS Guidance of $4.55-$4.75, Excluding Special Items

STAMFORD, CONNECTICUT - January 27, 2014 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported fourth quarter 2013 earnings of $0.84 per diluted share, compared to $0.79 per share in the fourth quarter of 2012. Fourth quarter 2013 results included after-tax transaction-related costs, net, of $11.9 million, or $0.20 per share, related to the recent acquisition of MEI Conlux Holdings. Fourth quarter 2012 results included after-tax charges of $3.9 million, or $0.07 per share, associated with transaction-related costs associated with the MEI acquisition, and $3.9 million, or $0.07 per share, of repositioning charges. Excluding Special Items in both years, fourth quarter 2013 earnings per diluted share increased 13% to $1.04, compared to $0.92 in the fourth quarter of 2012. Fourth quarter 2013 earnings included $0.02 per share related to the operating results of MEI. (Please see the attached Non-GAAP Financial Measures table.)

Fourth quarter 2013 sales of $681.4 million increased $51.7 million, or 8.2%, compared to $629.8 million in the fourth quarter of 2012, resulting from a core sales increase of $28.2 million (4.5%), sales from the MEI acquisition of $25.2 million (4.0%), and unfavorable foreign exchange of $1.7 million (0.3%).

Operating profit in the fourth quarter increased 9.1% to $83.1 million, compared to $76.2 million in the fourth quarter of 2012. Excluding Special Items, fourth quarter operating profit increased 15.8% to $97.9 million, compared to $84.6 million in the fourth quarter of 2012, and operating profit margin increased to 14.4%, compared to 13.4% in the fourth quarter of 2012. (Please see the attached Non-GAAP Financial Measures table.)

Full Year 2013 Results
Total sales in 2013 were $2.60 billion, an increase of 0.6% from $2.58 billion in 2012, reflecting $25.2 million (1.0%) from the acquisition of MEI, partially offset by unfavorable foreign currency translation of $11.3 million (0.4%).

Operating profit for the full year 2013 was $347.9 million, compared to $310.4 million in 2012. Excluding Special Items, 2013 operating profit increased 12.0% to $375.3 million, compared to $334.9 million in 2012, and operating profit margin increased to 14.5%, compared to 13.0% in 2012.

Full year 2013 earnings per diluted share were $3.73, compared to $3.72 per share in 2012. Excluding Special Items, 2013 earnings per diluted share increased 12.7% to $4.18 (including $0.02 per share from MEI), compared to $3.70 per share in 2012. (Please see the attached Non-GAAP Financial Measures table.) Order backlog was $762 million at December 31, 2013 (including $32 million related to MEI) compared to $749 million at December 31, 2012.

“We are pleased to report record full year EPS of $4.18 per share, excluding Special Items, which was in line with our most recent guidance” said Crane Co. chief executive officer, Eric C. Fast. “In spite of a difficult revenue environment, our adjusted full year operating margin was a record 14.5%, a substantial improvement over 13.0% in 2012 and 12.3% in 2011.”

Max Mitchell, President and Chief Operating Officer said, “In 2014, we are expecting our fourth consecutive year of record earnings, continued margin expansion and strong free cash flow. We enter the year having completed the acquisition of MEI, a business with highly innovative, complementary products that further strengthens our portfolio. In addition to unlocking significant synergies, the integration brings together MEI with our legacy Crane Payment Solutions team to create Crane Payment Innovations, a business that delivers highly engineered solutions and unparalleled customer service across attractive end markets.”

Cash Flow and Financial Position
Cash provided by operating activities in the fourth quarter of 2013 was $148.4 million, compared to $155.5 million in the fourth quarter of 2012. Free cash flow (cash provided by operating activities less capital spending) for the fourth quarter of 2013 was $138.0 million, compared to $146.1 million in the fourth quarter of 2012. For the twelve months ended December 31, 2013, cash provided by operating activities was $239.4 million, compared to $234.8 million in 2012. Free cash flow for the full year 2013 was $210 million, compared to $205 million in the prior year. The Company’s cash position was $270.6 million at December 31, 2013, compared to $423.9 million at December 31, 2012. The reduction in cash was driven by the acquisition of the outstanding equity interests of MEI Conlux Holding (U.S.), Inc. and its affiliate MEI Conlux Holdings (Japan), Inc. In connection with the acquisition, the Company issued $250 million of 2.750% Senior Notes due 2018 and $300 million of 4.450% Senior Notes due 2023.

Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2013 versus the fourth quarter 2012. Beginning in the first quarter 2013, the operating results of the former Controls segment have been included in the Fluid Handling segment. Prior period amounts have been restated for comparative purposes.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2013	2012
Sales	$186.7	$176.1	$10.7	6.1%
Operating Profit	$44.7	$39.2	$5.5	14.1%
Profit Margin	23.9%	22.3%
Fourth quarter 2013 sales increased $10.7 million, or 6.1%, reflecting sales increases of $5.5 million (4.9%) in the Aerospace Group and $5.2 million (8.0%) in the Electronics Group. The Aerospace Group sales increase reflected stronger commercial OEM and aftermarket sales activity. The increase in Electronics Group sales was driven primarily by higher shipments of Power and Microwave products. Segment operating profit improved 14%, with improved operating profit and margin in both businesses. Aerospace & Electronics order backlog was $361 million at December 31, 2013, compared to $378 million at December 31, 2012. The decline in backlog reflects lower defense related orders.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2013	2012
Sales	$52.4	$46.9	$5.5	11.7%

Operating Profit	$5.8	$3.3	$2.5	73.7%
Operating Profit, before Special Items*	$5.8	$4.7	$1.1	24.3%

Profit Margin	11.1%	7.1%
Profit Margin, before Special Items*	11.1%	10.0%

*Repositioning charges of $1.4 million in 2012 primarily associated with the closure of a manufacturing facility.

Segment sales of $52.4 million were 11.7% higher than the fourth quarter of 2012, driven by higher sales to recreational vehicle equipment manufacturers. Excluding Special Items, operating profit increased 24% to $5.8 million, and margins increased from 10.0% to 11.1%, reflecting the impact of the higher sales.

Merchandising Systems

	Fourth Quarter		Change
(dollars in millions)	2013	2012
Sales	$122.6	$94.2	$28.5	30.3%

Operating Profit	$7.9	$10.4	$(2.5)	(24.2)%
Operating Profit, before Special Items*	$13.7	$11.8	$1.9	15.8%

Profit Margin	6.5%	11.1%
Profit Margin, before Special Items*	11.2%	12.6%

* Excludes $1.4 million of repositioning charges in Q4'12 related to facility exit costs, and $5.8 million in Q4'13 primarily related to inventory and backlog step-up charges associated with the acquisition of MEI (please see Non-GAAP table for details).

Merchandising Systems sales of $122.6 million increased $28.5 million, or 30%, driven by $25.2 million of sales related to the acquisition of MEI, coupled with higher sales from our Payment Solutions business. Vending Solutions sales were flat compared to last year. Excluding Special Items, operating profit increased in the quarter, reflecting strong performance in Payment Solutions and profit attributable to the acquisition of MEI, partially offset by lower operating profit in Vending Solutions.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2013	2012
Sales	$319.7	$312.6	$7.1	2.3%

Operating Profit	$48.2	$41.5	$6.6	16.0%
Operating Profit, before Special Items*	$48.2	$42.9	$5.3	12.3%

Profit Margin	15.1%	13.3%
Profit Margin, before Special Items*	15.1%	13.7%

*Repositioning charges of $1.4 million in 2012 primarily associated with transferring certain European production to lower cost Company facilities.
Fourth quarter 2013 sales increased $7.1 million, or 2.3%, which included a core sales increase of $8.4 million (2.7%), and unfavorable foreign exchange of $1.3 million (0.4%). The segment sales increase was primarily driven by higher sales for process valves, partially offset by lower commercial valve volume in Canada, reflecting soft commercial construction end markets in that region. Excluding Special Items, segment operating margin increased from 13.7% to 15.1%, reflecting strengthening volume, continued operational execution, productivity gains and savings associated with the repositioning actions taken in 2012. Fluid Handling order backlog was $334 million at December 31, 2013, compared to $343 million at December 31, 2012. The lower backlog is driven by the timing of nuclear project based services.

2014 Guidance
Sales for 2014 are expected to be $3.0 billion, driven by a core sales increase of 1% - 3% and the impact of the MEI acquisition. Our 2014 earnings guidance is a range of $4.55 - $4.75 per diluted share, excluding Special Items as described below. This guidance reflects accretion of $0.20 per share contributed from the MEI acquisition (including $0.07 of synergies). On a comparable basis, 2013 earnings per share were $4.18. In connection with the recent acquisition of MEI, the Company expects to incur transaction and integration related costs, and inventory step up and backlog amortization charges in a range of $18 to $21 million. In addition, as part of ongoing efforts to continue to drive margin expansion, the Company expects modest facility repositioning actions relating to consolidation of certain smaller manufacturing sites. Associated costs are expected to be in the range of $10 to $13 million and are expected to be partially offset by gains from sales of certain real estate. Savings associated with these actions will approximate $5 million in 2015 and $10 million on an annual basis beginning in 2016. Including the aforementioned Special Items, our 2014 earnings guidance on a GAAP basis is $4.28 - $4.48 per diluted share. (Please see non-GAAP table for details.) Full year 2014 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $225 to $250 million.

Segment-specific sales and operating profit guidance will be provided at the Company’s Investor Day conference on February 27, 2014.

Additional Information
Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 28, 2014 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. Investor Day
The Company will hold its annual Investor Day conference on Thursday, February 27, in New York City from 8:30 am to noon and will be available on the web at www.craneco.com.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has four business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, and Fluid Handling. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia.
Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission.
(Financial Tables Follow)
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